FORM OF

SELLING AGREEMENT

This SELLING AGREEMENT (“Agreement”) made and effective as of _______, 2024, by and between Gladstone Securities, LLC (the “Distributor”), and ___________________________ (the “Intermediary”).

WHEREAS, the Intermediary desires to enter into this Agreement with the Distributor to sell shares of the Gladstone Alternative Income Fund (the “Fund”), a registered closed-end management investment company that is operated as an interval fund and for which the Intermediary desires to serve as a selling group member and will provide continuing personal services to shareholders and/or administration of shareholder accounts with respect to the Fund. The Distributor is the principal underwriter of the Fund.

WHEREAS, the Intermediary acknowledges that pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to an order issued by the Securities and Exchange Commission, the Fund has designated and offers multiple classes of common shares of beneficial interest (such shares of the Fund, the “Shares”) and has adopted a Distribution and Service Plan which operates in a manner consistent with Rule 12b-1 of the 1940 Act (the “Plan”) to enable payments to certain entities for distribution-related services and shareholder servicing.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Selling Group Member. The Intermediary represents that it is properly qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement. In addition, the Intermediary agrees to comply with the rules of the Financial Industry Regulatory Authority (“FINRA”) as if they were applicable to the Intermediary in connection with its activities under this Agreement. The Intermediary agrees that it is responsible for determining the suitability of any Shares as investments for its customers and that the Distributor has no responsibility for such determination. The Intermediary shall maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by Distributor relating to the Intermediary’s transactions in Shares. The Intermediary shall at all times comply with (i) the provisions of this Agreement related to compliance with all applicable rules and regulations and (ii) the terms of each registration statement and prospectus (the “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein) for the Fund.

2.   Qualification of Shares. The Fund will make available to the Intermediary a list of the states or other jurisdictions in which the Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. The Intermediary will make offers of Shares to its customers only in those states and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with its activities.

3.   Orders.  All orders the Intermediary submits for transactions in Shares shall reflect orders received from its customers or shall be for its account for its own bona fide investment. The Intermediary will date and timestamp its customer orders and forward them promptly each day and in any event prior to the time required by the Prospectus. As agent for its customers, the Intermediary shall not withhold placing customers’ orders for any Shares so as to profit the Intermediary or its customers as a result of such withholding. Subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by Distributor or the Fund (directly or through its transfer agent) from time to time, the Intermediary is hereby authorized to place orders directly with the Fund for the purchase of Shares. All purchase orders the Intermediary submits are subject to acceptance or rejection by the Fund in accordance with the terms of its governing documents and its Prospectus, and the Distributor reserves the right to suspend or limit the sale of Shares. The Intermediary is not authorized to make any representations concerning Shares except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or Distributor (acting on behalf of the Fund) may provide to the Intermediary with respect to the Fund.

4.   Pricing. All orders that are accepted for the purchase of Shares shall be executed at net asset value (“NAV”) per share applicable to the class of Shares being purchased, as described in the Prospectus. For shareholders who participate in the Fund’s distribution reinvestment plan (“DRIP”), the cash distributions attributable to the class of shares that each shareholder owns will be automatically re-invested in additional shares of the same class. The DRIP Shares will be issued and sold to shareholders of the Fund at a purchase price equal to the most recent available NAV per share applicable to such class of Shares at the time the distribution is payable. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Intermediary by the Fund or the Distributor, (a) a minimum initial purchase of $5,000 in Class A shares, Class C shares and Class U shares is required and (b) a minimum initial purchase of $250,000 in Class I Shares is required.

5.   Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each party shall abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which it is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to it (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). The Intermediary is authorized to distribute to the Intermediary’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or the Distributor (acting on behalf of the Fund) (on the terms and for the period specified by the Distributor or stated in such material). The Intermediary is not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without the Distributor’s prior written approval, but the Intermediary may identify the Fund in a listing of closed-end funds available through the Intermediary to its customers. Unless otherwise mutually agreed in writing, the Intermediary shall deliver or cause to be delivered to each customer who purchases Shares from or through the Intermediary, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or the Distributor. If required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended, or other Applicable Laws, the

Intermediary shall send or cause to be sent confirmations or other reports to its customers containing such information as may be required by Applicable Laws.

6.   Reserved.

7.   Transactions in Shares. With respect to all orders the Intermediary places for the purchase of Shares, unless otherwise agreed, settlement shall be made with the Fund within one (1) business day after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that the Intermediary cancels the trade for any reason, the Intermediary shall be responsible for any loss resulting to the Fund or to Distributor from the Intermediary’s failure to make payments as aforesaid. The Intermediary shall not be entitled to any gains generated thereby. The Intermediary also assumes responsibility for any loss to the Fund caused by any order placed by the Intermediary on an “as-of” basis subsequent to the trade date for the order and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund and/or to the Distributor prior to the Fund’s acceptance of any such order.

8.   Accuracy of Orders; Customer Signatures. The Intermediary shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by any means, including wire or telephone. In addition, Intermediary shall guarantee the signatures of its customers when such guarantee is required by the Fund, and the Intermediary shall indemnify and hold harmless all persons, including the Distributor and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

9.   Indemnification. The Intermediary shall indemnify and hold harmless the Distributor and the Distributor’s officers, directors, managers, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses (collectively, the “Losses”) resulting from any breach by the Intermediary of any provision of this Agreement.

The Distributor shall indemnify and hold harmless the Intermediary and the Intermediary’s officers, directors, agents and employees from and against any Losses resulting from (i) any breach by the Distributor of any provision of this Agreement or (ii) any untrue statement or alleged untrue statement of a material fact set forth in the Fund’s Prospectus or supplemental sales material provided to the Intermediary by the Distributor (and used by the Intermediary on the terms and for the period specified by the Distributor or stated in such material), or omission or alleged omission to state a material fact required to be stated therein to make the statements therein not misleading.

10.   Anti-Money Laundering Program. The Intermediary’s acceptance of this Agreement constitutes a representation to the Fund and the Distributor that the Intermediary has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA Conduct Rules, Executive Orders and federal regulations administered by the U.S. Department of Treasury Department’s Office of Foreign Asset Control,

Exchange Act regulations and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), specifically including Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA PATRIOT Act, and applicable FINRA Conduct Rules and Exchange Act Regulations, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Shares (the “AML Program”). The Intermediary further represents and warrants that it is currently in compliance with the AML Rules, specifically including the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and the Intermediary hereby covenants to remain in compliance with such requirements. The Intermediary agrees to check the names of new customers against the list of Specially Designated Nationals and Blocked Persons. The Intermediary shall, at least annually and upon any other request of Distributor or the Fund, provide a certification to Distributor and/or the Fund that, as of the date of such certification (i) the Intermediary’s AML Program is consistent with the AML Rules and (ii) the Intermediary is currently in compliance with all AML Rules, specifically including the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act. Further, the Intermediary agrees, upon receipt of an “information request” issued under Section 314 (a) of the USA PATRIOT Act to provide the Financial Crimes Enforcement Network with information regarding: (i) the identity of a specified individual or organization; (ii) account number, (iii) all identifying information provided by the account holder; and (iv) the date and type of transaction. The Intermediary from time to time will monitor account activity to identify patterns of unusual size or volume, geographic factors, and any other potential signals of suspicious activity, including possible money laundering or terrorist financing.

The Intermediary agrees and acknowledges that each investor who purchases Shares solicited by the Intermediary is a customer of Intermediary, and not Distributor, with respect to such transaction, and that it shall be the Intermediary’s responsibility to perform all reviews required pursuant to the AML Rules. The Fund has reserved the right to reject any account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.

11.   Privacy. Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach- Bliley Act of 1999 (“GLB Act”), (ii) the privacy standards and requirements of any other applicable Federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time. The Intermediary agrees to provide privacy policy notices required under the GLB Act resulting from purchases of Shares made by its customers pursuant to this Agreement. Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law.

12.   Distribution and/or Service Fees. Subject to and in accordance with the terms of the Prospectus and the Plan, if any, adopted by resolution of the Fund’s board (the “Board”) which operates in a manner consistent with Rule 12b-1 under the 1940 Act, the Distributor may pay financial institutions with which Distributor has entered into an agreement in substantially the form annexed hereto as Appendix A, or such other form as may be approved from time to time by the Board, such fees as may be determined in accordance with such fee agreement, for distribution, shareholder or administrative services, as described therein. With respect to such payments to the Intermediary, the Distributor shall have only the obligation to make payments to the Intermediary after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to the Intermediary. If applicable, the Intermediary hereby authorizes Distributor to pay the Intermediary’s designated clearing agent (“Clearing Agent”) such fees set forth under this section on the Intermediary’s behalf. In such case, the Intermediary acknowledges and agrees that after Distributor has made payment of such fees to the Intermediary’s Clearing Agent on the Intermediary’s behalf: (i) the Intermediary’s Clearing Agent is solely responsible and liable for direct payment of such fees to the Intermediary, and Distributor will not pay the Intermediary directly, (ii) the Distributor cannot guarantee payment by the Intermediary’s Clearing Agent of such fees to the Intermediary, and (iii) should the Intermediary not receive payment of such fees from the Intermediary’s Clearing Agent for any reason, the Intermediary’s sole recourse is against the Intermediary’s Clearing Agent. The Intermediary hereby represents that the Intermediary is permitted under Applicable Laws to receive all payments for shareholder services contemplated herein.

13.   Duration and Termination. This Agreement shall remain in effect for one year, and thereafter shall continue automatically for successive annual periods, provided that, if a Plan under Rule 12b-1 of the 1940 Act is in effect, such continuance of the Plan and this Agreement is specifically approved at least annually by a majority of the Board and a majority of the Fund’s trustees who are not “interested persons” and who have no financial interest in the operation of such Plan or in any agreements related to such Plan. This Agreement may be terminated at any time, without the payment of any penalty, upon 30 days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund, by the vote of the Fund’s trustees who have no financial interest in the operation of a Plan or in any agreements related to such Plan, by the Distributor or by the Intermediary. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).

14.   Notices. Any notice in this Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (i) overnight courier, (ii) depositing the same in the United States mail, postpaid, certified, return receipt requested or (iii) electronic delivery. Notice deposited in the United States mail shall be deemed given when mailed. Notice given in any other manner shall be effective when received at the address of the addressee. All notice or communications to the Distributor shall be sent to it at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102, Attention: John Kent, or at such other address as Distributor may designate in writing. All notices and other communications to the Intermediary shall be sent to it at the address set forth below or at such other address as the Intermediary may designate in writing.

15.   Authorization. Each party represents to the other that (i) all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein and (ii) the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of it with respect to the execution of this agreement.

16.   Directed Brokerage Prohibitions. Neither party shall direct Fund portfolio securities transactions or related remuneration to compensate the Intermediary for any promotion or sale of Shares under this agreement. The Distributor will not directly or indirectly compensate the Intermediary in contravention of Rule 12b-1(h) of the 1940 Act.

17.   Entire Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the parties relating to the subject matter hereof and supersedes all prior written and oral statements or agreements with respect to such subject matter.

18.   Severability. In the event that any court of competent jurisdiction declares any provision of this Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Agreement shall be considered severable.

19.   No Waiver. Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

20.   Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

21.   Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York.

22.   Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by the Distributor.

23.   Successors and Amendments.

A. This Agreement shall inure to the benefit of and be binding upon the Distributor and the Intermediary and their respective successors.

B. This Agreement may be amended by the Distributor from time to time by the following procedure. Distributor will mail a copy of the amendment to the Intermediary at the Intermediary’s address shown below. If the Intermediary does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. The Intermediary’s objection must be in writing and be received by Distributor within such fifteen (15) days. If required under the 1940 Act, any such amendment must be approved by the Board, including a majority of the Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

ACCEPTED AND AGREED:
GLADSTONE SECURITIES, LLC

By: __________________________________________
Name: ___________________________________________
Title: ___________________________________________
[INTERMEDIARY NAME]

By: ___________________________________

Name: _________________________________

Title: __________________________________

Address of Intermediary:

_______________________________________

_______________________________________

Operations Contact:

Name: _________________________________

Phone: _________________________________

Email: _________________________________

APPENDIX A

GLADSTONE SECURITIES, LLC

SERVICE FEE AGREEMENT

GLADSTONE ALTERNATIVE INCOME FUND

This fee agreement (“Agreement”) is made and effective as of this _____ day of _________________ 20__, by and between Gladstone Securities, LLC (the “Distributor”) and [INTERMEDIARY NAME] (the “Intermediary”);

WHEREAS, Distributor and Intermediary have entered into a selling agreement dated as of ____________ (“Selling Agreement”), which entitles Intermediary to serve as a selling group member of certain Shares of Gladstone Alternative Income Fund for which Distributor serves as distributor; and

WHEREAS, the Distributor and the Intermediary wish to confirm the Distributor’s and the Intermediary’s understanding and agreement with respect to Rule 12b-1 payments to be made to Intermediary in accordance with the Selling Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   This Agreement confirms the Distributor’s and the Intermediary’s understanding and agreement with respect to Rule 12b-1 payments to be made to the Intermediary in accordance with the Selling Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Selling Agreement.

2.   From time to time during the term of this Agreement, the Distributor may make payments to Intermediary pursuant to one or more distribution and service plans (the “Plans”) adopted by the Fund which operate(s) in a manner consistent with Rule 12b-1 of the 1940 Act. The Intermediary shall furnish sales and marketing services and/or shareholder services to the Intermediary’s customers who invest in and own Shares, including answering routine inquiries regarding the Fund, processing shareholder transactions, and providing any other shareholder services not otherwise provided by the Fund’s transfer agent. With respect to such payments to the Intermediary, the Distributor shall have only the obligation to make payments to the Intermediary after, for as long as, and to the extent that the Distributor receives from the Fund an amount equivalent to the amount payable to the Intermediary. The Fund reserves the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1 Plan payments or other compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to the Intermediary. If applicable, the Intermediary hereby authorizes the Distributor to pay the Intermediary’s Clearing Agent such fees set forth under this section on the Intermediary’s behalf. In such case, the Intermediary acknowledges and agrees that after the Distributor has made payment of such fees to the Intermediary’s Clearing Agent on the Intermediary’s behalf: (i) the Intermediary’s Clearing Agent is solely responsible and liable for direct payment of such fees to the Intermediary, and the Distributor will not pay the Intermediary directly, (ii) the Distributor cannot guarantee payment by the Intermediary’s Clearing Agent of such fees to the Intermediary, and (iii) should the Intermediary not receive payment of such fees from the Intermediary’s Clearing Agent for any reason, the Intermediary’s sole recourse is against the Intermediary’s Clearing Agent.

3.   Any such fee payments shall reflect the amounts described in the Fund’s Prospectus. Payments will be based on the average daily net assets of Shares which are owned by those customers of the Intermediary whose records, as maintained by the Fund or the transfer agent, designate the Intermediary’s firm as the customer’s intermediary of record. No such fee payments will be payable to the Intermediary with respect to Shares purchased by or through the Intermediary and redeemed by the Fund within seven (7) business days after the date of confirmation of such purchase. The Intermediary represents that the Intermediary is eligible to receive any such payments made to the Intermediary under the Plans.

4.   The Intermediary agrees that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

5.   Upon request, on a quarterly basis, the Intermediary shall furnish the Distributor with a written report describing the amounts payable to the Intermediary pursuant to this Agreement and the purpose for which such amounts were expended. The Distributor shall provide quarterly reports to the Board of amounts expended pursuant to the Plans and the purposes for which such expenditures were made. The Intermediary shall furnish the Distributor with such other information as shall reasonably be requested by the Distributor in connection with the Distributor’s reports to the Board with respect to the fees paid to the Intermediary pursuant to this Agreement.

6.   This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plans or in Rule 12b-1. This Agreement may be terminated, without penalty, by either party hereto upon ten (10) days’ prior written notice to the other party. In addition, this Agreement will be terminated upon a termination of the relevant Plan or the Selling Agreement, if the Fund closes to new investments, or if the Distributor’s Distribution Agreement with the Fund terminates.

7.   This Agreement may be amended by the Distributor from time to time by the following procedure. Distributor will mail a copy of the amendment to the Intermediary at the Intermediary’s address shown below. If Intermediary does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. The Intermediary’s objection must be in writing and be received by Distributor within such fifteen (15) days.

8.  This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York

9.  All notices and other communications shall be given as provided in the Selling Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

GLADSTONE SECURITIES, LLC	[INTERMEDIARY NAME]

By:	By:

Name:	Name:

Title:	Title:

[Intermediary address]